SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549


                                FORM 8-K

           Current Report Pursuant to Section 13 or 15(d) of
                The Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported)..February 25, 1999



                     BIRMINGHAM UTILITIES, INC.

       (Exact name of registrant as specified in its charter)



     Connecticut              0-6028              06-0878647

    (State or other         (Commission         (I.R.S. Employer
    jurisdiction of         File Number)        Identification No.)
    Incorporation)


230 Beaver Street, Ansonia, CT            06401-0426

(Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code (203) 735-1888


 (Former name or former address, if changed since last report)


Item 5.  Other Events.

     On February 25, 1999, Birmingham Utilities, Inc. (the "Company") announced net earnings for the twelve months ended December 31, 1998 of $3,911,000 or $5.10 per share basic versus $688,000, or $0.88 per share basic, for the comparable 1997 period. The Company's performance in 1998 was highlighted by sales of three large parcels of excess land, totaling 889 acres, to the City of Derby, Connecticut and the Towns of Seymour and Oxford, Connecticut. Those sales contributed $3,335,000 to net income in 1998. Current land sales contributed $195,000 to net income in 1997.
Net proceeds from the sale of land by water companies in Connecticut are required by law to be reinvested in the water supply system.

      Net income from the Company's water utility operations also increased in 1998 to $403,000, a 35% increase over net income from operations of $297,000 in 1997.

     As of December 31, 1998, the Company still has approximately 360 acres of excess land currently classified as non-watershed land available for sale. In addition, the Company has recently received approval from the Connecticut Department of Health for the five-year update of the Company's statutorily required Comprehensive Water Supply Plan. The Company's updated Plan calls for the abandonment of its Quillinan Reservoir. Approval of the Plan, with the proposed abandonment, was a statutory precondition to the Company's application for a permit to abandon that reservoir and to reclassify the approximately 600 acres of land associated with it, located primarily in Ansonia, Connecticut, from
"watershed" to "non-watershed."   Receipt of an abandonment permit would
make that land also available for sale. The Company has applied to the Commissioner of Health for the abandonment permit and, although no assurances can be given, the Company knows of no reason why such permit should not be issued in due course.


                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused the report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BIRMINGHAM UTILITIES, INC.
                                        (Registrant)



Date: February 26, 1999            By    /s/ John S. Tomac
                                        John S. Tomac, President